 EXHIBIT 9.1

UIT LICENSE AGREEMENT

This UIT License Agreement (the "Agreement"), dated as of February 13, 2026 (the "Commencement Date"), is made by and among BofA Securities, Inc. (“BofAS” or “Licensor”), a Delaware corporation, whose principal place of business is located at One Bryant Park, New York, NY, 10036-6715 having an office at One Bryant Park, New York, NY 10036, together with its affiliates ("BofA”) and Guggenheim Funds Distributors, LLC ("Licensee"), a Delaware limited liability company, whose principal place of business is located at 227 West Monroe Street, Chicago IL 60606.

WHEREAS, BofAS’ Global Research Department has published “Year Ahead Picks Research Stock Picks for 2026”, a discretionary list of equity securities as a research report, solely in the ordinary course of its research activities (“List”);

WHEREAS, BofAS has rights in and to the List and Marks (defined below) (such rights, including without limitation, copyright, trade name, trademark, database, service mark, and all other proprietary rights and trade secrets) (hereinafter collectively referred to as the "Intellectual Property");

WHEREAS, BofAS uses in commerce and has trade name, trademark, and/or service mark rights to the designations "BofAS," "BofA Securities," "BofA Global Research," "Merrill Lynch," "ML" “BofA,” and all other Marks referred to herein (such rights being hereinafter individually and collectively referred to as the "Marks"); and

WHEREAS, the Licensee wishes to use, on behalf of itself and the ML Top Picks for 2026 a unit investment trust sponsored by the Licensee (the "Trust"), the List and Marks, pursuant to the terms and conditions hereinafter set forth, in connection with (i) the creation, issuance, distribution, redemption, operation, administration, marketing, and sale (“Issuance”) of the Trust, and (ii) making disclosure about the Trust under Applicable Law (defined below) in order to indicate that BofAS is the source of the Marks.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1. Grant of License.

(a) Subject to the terms and conditions of this Agreement, BofAS (together with its applicable affiliate(s) party hereto) hereby grants to the Licensee and the Trust a non-transferable, non-exclusive, personal, limited, license to use and refer to the List and the Marks in connection with the Issuance (including in Informational Materials) of the Trust (subject to any restrictions as contemplated in the prospectus relating to the Trust filed with the Securities & Exchange Commission) solely in order to indicate that BofAS is the source of the List and Marks, and as may otherwise be required by Applicable Law or under this Agreement. BofA will be the exclusive and sole distributor and seller of the Trust unit shares. “Informational Materials” shall mean the prospectus, registration statement, and other documents or materials required as part of the Issuance of the Trust (“Offering Materials”), and related sales, marketing, or promotional documents or materials.

(b) Licensee (and not BofA) has selected the portfolio of companies for the Trust from the List and is solely responsible for such selection, the weights, and any related investments for the Trust. If BofA’s views of a stock that the Licensee has included in the Trust’s portfolio (or their view of the market or the economy) have changed or change at some point in the future, BofA has no obligations to inform Licensee of such change.

(c) Any breach of this Agreement by the Trust will be deemed to be a breach of this Agreement by the Licensee that may result in, among other things, the termination of this Agreement; and the Licensee shall be directly liable to BofAS for any acts or omissions of (including breaches by) the Trust to the same extent as if Licensee had done the act or omission.

(d) BofAS (or its affiliate) owns all right, title, and Intellectual Property Rights in the List and Marks. BofAS has the rights (including from its affiliates) to grant the license hereunder. The Licensee acknowledges that the List and Marks are, as between the parties, the exclusive property of BofA, and that BofA has and retains all Intellectual Property and other proprietary rights therein. Except as explicitly described and granted herein, no rights to use (or ownership, or license rights, to) the List, Marks, or other Intellectual Property, are implied or granted, and BofAS reserves all such rights.

(e) Each of the parties agrees that marketing of the Trust will not begin before February 18, 2026.

2. Term.

The term of this Agreement shall commence as of the date hereof and shall remain in full force and effect through and including May 17, 2027 unless this Agreement is terminated earlier as provided herein (such term being referred to herein as the "Term").

This Agreement may, at Licensor's sole discretion, be amended, with Licensee's consent, to apply to future series, if any, of the Trust or certain new products which utilize the (or a substitute for) List and Marks.

3. License Fees.

As consideration for the license granted herein, the Licensee shall pay to BofAS a license fee ("License Fee") equal to $1.

4. Termination; Effect of Termination.

(a) This Agreement may be terminated:

(i) By a party, if there is a material breach of this Agreement by the other party, effective twenty (20) days after written notice thereof to the breaching party, unless the breaching party (for Licensee, including the Trust) shall correct such breach within such period, provided, however, that if such breach is not capable of correction, such termination shall be effective immediately upon notice.

(ii) By any party, upon thirty (30) days prior written notice to the other party, for any reason or no reason.

(b)    Upon the termination or expiration of this Agreement, the Licensee shall, and shall cause the Trust to, promptly cease referring to BofA and the List and Marks in connection with the Issuance of the Trust; provided, however, that the Trust may (i) continue its normal course of operation (other than the marketing, sale or issuance of new shares the Trust) until its scheduled termination, including holding its then-existing portfolio of securities subject to the terms and conditions of the trust agreement governing the Trust, and (ii) use and refer to the prospectuses, registration statements, brochures and other similar informational materials in connection with making such disclosure about the Trust as the Licensee deems necessary under any Applicable Law. The above right shall not exist to the extent this Agreement is terminated as a result of a breach of this Agreement by Licensee or the Trust.

5. Recognition of Intellectual Property Rights; Protection of Intellectual Property; Quality Control.

(a) BofA shall apply only for such trademark and trade name registrations for the Marks only in such jurisdictions, if any, where BofA, in its sole discretion, considers such filings necessary or appropriate. The Licensee shall reasonably cooperate with BofA in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose upon written request of BofAS.

(b) The Licensee agrees that the List, Marks, and all Intellectual Property and other rights, registrations and entitlement thereto, together with all applications, registrations and filings with respect to any of the Marks and any renewals and extensions of any such applications, registration and filings, are and shall remain the sole and exclusive property of BofA.

(c) The Licensee acknowledges that each of the Marks is part of the business and goodwill of BofA and agrees that it shall not contest the fact that the Licensee's rights in the List and Marks under this Agreement are limited solely to the use of the List and Marks in connection with the Issuance of the Trust and disclosure about the Trust under Applicable Law as provided in Section 1(a). The Licensee recognizes the value of the reputation and goodwill associated with the Marks and acknowledges that such goodwill associated with the Marks belongs exclusively to BofA and that BofA is the owner of all right, title and interest in and to the List and Marks in connection with the Trust. The Licensee further acknowledges that all rights in any translations, derivations or modifications of the Marks which may be created by or for the Licensee shall be and shall remain the exclusive property of BofA and said property shall be and shall remain a part of the Intellectual Property subject to the provisions and conditions of this Agreement. The Licensee shall never, either directly or indirectly, contest BofA’s exclusive ownership of any of the Intellectual Property. The Licensee shall not, except with BofAS’ prior written consent, use any Mark in conjunction with the Licensee's own trademark(s) or service mark(s) resulting in a composite mark, and, if the Licensee obtains BofAS’ consent therefor, then such resulting composite mark shall be part of the intellectual property of BofA and included in the Marks as defined herein, and BofA shall be permitted to register such usage in all jurisdictions, if any, as BofA deems to be reasonably necessary or prudent, without opposition from the Licensee.

(d) In the event that the Licensee learns of any infringement or imitation of any Mark, or of any use by any person of a trademark similar to any of the Marks, it shall promptly notify BofAS. BofA shall take such action, if any, as it deems advisable for the protection of rights in and to the Marks and, if requested in writing to do so by BofAS, the Licensee shall cooperate, upon BofAS' reasonable request and at BofAS’s reasonable expense, except for such infringement, imitation or unauthorized use arises from violation, infringement or breach of the Licensee, the Trust, and their Representatives, in which case all related costs and expenses shall be borne by the Licensee (including, without limitation, by being a plaintiff or co-plaintiff and, by causing its officers to execute appropriate pleadings and other necessary documents), provided that such cooperation shall not constitute a waiver of and shall not require a waiver or violation of its attorney-client, work product or any other similar legal privilege. In no event, however, shall BofA be required to take any action it deems unnecessary or inadvisable. The Licensee shall have no right to take any action that would affect any of the Marks without BofAS’ prior written approval.

(e) The Licensee shall use all commercially reasonable efforts to protect the goodwill and reputation of BofA and the Marks in connection with its use of any of the Marks under this Agreement.

(f) The Licensee shall not use, nor permit the use of, the Marks in any Informational Material as part of a composite mark with any of its own marks, the marks of any of its affiliates or the marks of any third party (collectively, the "Non-Marks"), except as provided in herein or with the prior written consent of BofAS, and (ii) the Marks and the Non-Marks, to the extent they appear in any Informational Material, shall appear separately, or with the prior written consent of BofAS. Whenever the Marks are used in any Informational Materials in connection with the Trust, the name of the Licensee shall appear as the author in such Information Materials.

(g) Except as provided in Section 6 hereof, Licensee shall not use, and shall not permit the Trust to use, any of the Informational Materials without prior written approval of BofAS.

(i) The List is solely published in connection with BofAS’ ordinary course of research activities, and not tailored for or with regard to the Licensee, the Trust, unitholders of the Trust or any other party in connection with the Trust, or for or with regard to the Licensee’s needs, or the Trust’s objectives. BofAS may change the List or its reports in connection to the List at its sole discretion at any time without notice.

(j) The Licensee shall ensure that: (1) its entering into and performance of this Agreement does not violate any Applicable Law relevant to this Agreement or the Trust; (2) the Trust shall at all times comply with the permitted use under this Agreement and shall not violate any of the restrictions set forth therein or in the prospectus relating to the Trust; (3) the Trust shall not violate any Applicable Law (for sake of clarity Applicable Law includes but is not limited to banking, insurance, tax, commodities, false advertising, intellectual property, and securities, futures, and commodities laws); (4) the Informational Materials are true, correct and complete in all material respects and will not omit to state anything required to make the statements contained therein not misleading; and (5) BofAS is not and will not be required to make any filings relating to the Trust under Applicable Law.

(k) Licensee shall timely provide BofAS with any information requested by a governmental or self-regulatory body arising from or related to this Agreement (subject to any restrictions under Applicable Law).

(l) The use of the Marks and the List does not constitute BofAS’ sponsorship, promotion, endorsement, sale or operation of the Trust, the Informational Materials (for clarity, including the Offering Materials); the Licensee or the Licensee’s services and/or products. BofAS has not been passed on the above, their legality, suitability, or performance; does not regulate, or guarantee them; makes no warranties; and has any liability related thereto. The Licensee shall not represent to the contrary.

6. Review of Materials; Trust Disclaimer Language.

(a) The Licensee shall submit to BofAS, for BofAS’ review, and the Licensee shall not use until receiving BofAS’ comments thereof in writing, any Informational Materials that in any way use or refer to BofAS or the List or Marks. BofAS shall notify the Licensee of its comments within five (5) business days (excluding any day that is a Saturday or Sunday or a day on which The New York Stock Exchange is closed) following receipt thereof from the Licensee. Once Informational Materials have been commented on by BofAS, subsequent Informational Materials which do not alter the use or description of BofAS or such Marks, as the case may be, need not be submitted for review by BofAS.

For the avoidance of doubt, BofAS is not required to (and may or may not) review any part of the Informational Materials other than the references to BofA, the List or the Marks, and is not responsible for any matter outside such review, and as applicable, BofAS is not providing any opinion or guidance regarding the sufficiency of any disclosures or the risk factors, and is not liable for such Informational Materials, or with its compliance or sufficiency with Applicable Law, including applicable rules of self-regulatory bodies.

If BofAS objects to use or reference to the List or Marks in any Information Materials, the Licensee shall correct or withdraw such materials using its commercially reasonable judgement and efforts in a commercially reasonable time frame. If BofAS does not provide any comment on the Informational Materials within the time period set forth above, such failure shall not be equivalent to an approval of the Informational Materials as submitted by Licensee. The failure to review or not review the Informational Materials shall not be deemed approval or endorsement of any part of the Informational Materials, and or a waiver or estoppel of the right to later object, subject to Licensee’s obligation as above to correct or withdraw such materials. The Licensee shall send (during the Term and thereafter) to BofAS a copy of any governmental or self-regulatory inquiries, approvals, or investigations related to the use of the Intellectual Property (subject to any restrictions under Applicable Law).

(i) Review of any of the uses by BofAS shall not constitute a waiver of BofAS’ rights or the Licensee’s or the Trust’s duties under any provision of this Agreement.

The Licensee (and the Trust) shall include the following (or substantially the same language, enforceable under local Applicable Law) to the Informational Materials (other than Offering Materials) or any other uses (such uses must be pre-approved in writing by BofAS), and as such disclaimers may be updated from time to time by BofAS by notification in writing:

BofA Securities, Inc.'s and its affiliates’ (“BofA”) reports and related information, the name BofAS," "BofA Securities," "BofA Global Research," "Merrill Lynch," "ML," “BofA,” “BofAS”, and related trademarks, are intellectual property licensed from BofA, and may not be copied, used, or distributed without BofA’s prior written approval. The Trust or any other Licensee’s products have not been passed on as to their legality or suitability, and are not regulated, issued, endorsed, sold, guaranteed, or promoted by BofA. BOFA MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE REPORTS, ANY RELATED INFORMATION, ITS TRADEMARKS, OR THE TRUST (INCLUDING WITHOUT LIMITATION, THEIR QUALITY, ACCURACY, SUITABILITY AND/OR COMPLETENESS).

The Licensee (and the Trust) shall include the following (or substantially the same language, enforceable under local Applicable Law) in any documents needed in order to gain approval of the Trust filed with regulatory, self-regulatory, or governmental bodies including Offering Materials:

[Insert name of Trust]__________ (“Trust”) is not sponsored, endorsed, or promoted by BofA Securities, Inc., or its affiliates (“BofA”). BofA has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Trust, nor makes any representation or warranty, express or implied, to the owners of Trust or any member of the public regarding the Trust or the advisability of purchasing in the Trust. BofA’s only relationship to ____[Insert name of Licensee]_________ (“Licensee”) is the licensing of certain trademarks and trade names and the reports thereof. The reports are created by BofA without regard to the Licensee or the Trust or the holders of its units. BofA has no obligation to take the needs of the Licensee or the owners of the Trust units into consideration in creating the reports. BofA is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Trust or its units to be issued or in the determination or calculation of the equation by which the Trust or its units is to be priced, sold, purchased, or redeemed. BofA has no obligation or liability in connection with the administration, marketing, or trading of the Trust or its units.

BOFA DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE REPORTS OR ANY DATA INCLUDED THEREIN AND BOFA SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, UNAVAILABILITY, OR INTERRUPTIONS THEREIN. BOFA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE TRUST UNITS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE REPORTS OR ANY INFORMATION INCLUDED THEREIN. BOFA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO THE REPORTS OR ANY INFORMATION INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BOFA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"BofA Securities," "BofA Global Research," "Merrill Lynch," "ML," “BofA,” and “BofAS”, are trademarks of BofA Securities, Inc. or its affiliates and have been licensed for use by Guggenheim Funds Distributors, LLC.

Any changes to the foregoing language must be approved by BofAS in advance.

7.       Confidential Information.

(a) Each party (a "receiving party") shall treat as confidential and shall not disclose or transmit to any Person any confidential or proprietary information of any other party to which the receiving party has had or will have access pursuant to, or as a result of, this Agreement, including, without limitation, any proprietary data contained in business plans, methods, processes, strategies, trade secrets, the License Fee structure and any other information concerning the terms of this Agreement (collectively, "Confidential Information").

(b) A party may provide Confidential Information to its Representatives (as defined below) solely on a need-to-know basis if such Representative is bound by a contract or other legal obligation to treat the information as confidential, the terms of which are no less stringent than the confidentiality provisions set forth herein.

(c) Notwithstanding the foregoing, Confidential Information shall not include information which: (i) was independently developed by the receiving party or its Representative without use of or reference to Confidential Information of the providing party, (ii) becomes available to the receiving party or its Representative on a non-confidential basis from a third party without breach of this Agreement, (iii) is already rightfully known by the receiving party or its Representative at the time it is obtained by the providing party, free from any obligation to keep such information confidential or (iv) is or becomes publicly known or available through no wrongful act of the receiving party or its Representative.

(d) Notwithstanding the foregoing, unless it is prohibited by Applicable Law, any party or its Representatives may reveal Confidential Information (i) to, or under the rules of, any governmental, regulatory or self-regulatory body; (ii) requested by a court (or other dispute resolution forum) with competent jurisdiction over a party, its Representatives, the Intellectual Property or the Trust, providing the disclosing party with notice and a reasonable opportunity to intervene before the time that required to comply; or (iii) as otherwise required by Applicable Law. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

(e) Upon the termination of this Agreement, or upon the reasonable request, all Confidential Information, together with any copies or documents that reference the Confidential Information, shall be returned to the requesting party or, if requested by that party, certified destroyed by the receiving party and its Representatives; however, a party or its Representatives may retain copies of the Confidential Information under its record retention policy made pursuant to the rules of, or approved by, a regulatory or self-regulatory body.

8.       Warranties; Disclaimers.

(a) Each party represents and warrants to the others that it has the authority and power to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any Applicable Law.

(b) The Licensee represents, warrants and covenants to BofAS that it has the authority and power for the Issuance of the Trust, and that Issuance of the Trust and use of the List and Marks will not violate any agreement applicable to the Licensee or the Trust or violate any Applicable Law (including without limitation, securities, commodities, and banking laws).

(c) BofAS represents and warrants that it (or its applicable affiliate(s)) own the List and the Marks and/or have the requisite rights to the List and Marks in order to grant Licensee the license contemplated hereunder.

(d) BofAS makes no representation or warranty, express or implied, to owners of the Trust or any member of the public, or Person, regarding the advisability of investing in the Trust and Licensee acknowledges and agrees that BofAS is not providing investment advice to the Licensee, Trust or any of their affiliates, and has no fiduciary duty to the Licensee, Trust, the unitholders of the Trust or any of their affiliates, including but not limited to, in relation to the Trust’s structure, advisability, suitability, risk management, tax implications, sale, issuance, operation, administration, marketing or registration or filing, or for selecting securities for the Trust, or the Licensee’s or its Representatives’ compliance with the Applicable Law. BofAS or its Representatives is not responsible for selecting the mix of securities for the Trust.

(e) The Licensee represents, warrants and covenants that its and the Trust's use of the Marks shall be of the same high standards of quality and excellence as the financial services rendered by or on behalf of BofAS, and consistent with the goodwill and reputation acquired by BofA over the years; and that the Licensee shall protect the goodwill and reputation of BofA and of the Marks in connection with its use of the Marks under this Agreement as contemplated under this Agreement.

(f) The Marks are part of the general information services related to BofAS’ research activities and are not intended, nor shall they be construed, as a solicitation or offer to buy or sell any security or financial instrument. Licensee agrees to include the foregoing language in the prospectus related to the Trust.

9. Disclaimers and limitations of liability

Warranty Disclaimer. The Intellectual Property and any data, or other goods or services provided by, through, or on behalf of BofAS hereunder are “AS IS”, and, except for the express representations and warranties set forth herein, BofAS (including its Representatives) makes no warranties, and hereby disclaims any other warranties, express or implied, written or oral, by operation of law or otherwise, arising from or related to this Agreement. BofAS (including its Representatives) disclaims the implied warranties of merchantability and fitness for a particular purpose, or warranties that may arise from trade usage, performance, or custom.

Limitation of Liability. Except with respect to its Indemnification obligations hereunder, willful tort or gross negligence, in no event shall BofAS (including its Representatives) be liable to Licensee, Trust, their Representatives, the unitholders of the Trust, or any other Person for any matter arising from or related to this Agreement, whether based upon warranty, contract, tort (including negligence) or otherwise, for a cumulative amount exceeding US$15,000.

Disclaimer of Consequential Damages. Except with respect to its Indemnification obligations hereunder willful tort or gross negligence, in no event shall BofAS (including its Representatives) be liable to Licensee, the Trust, the unitholders of the Trust or their Representatives or any other Person for loss of profits, loss of opportunity, trading losses, loss of use damages, incidental, special, punitive, incidental, consequential, or exemplary damages arising from or related to this Agreement, even if such Person has been advised of the possibility of such damages or losses.

Independence of Prior Sections. The above three (3) sub-sections are meant to be independent of each other and a failure of essential purpose any part shall not affect the enforceability of the others.

10.   Indemnification.

(a) The Licensee shall defend, indemnify and hold harmless (“Indemnify”) BofAS and its affiliates, and their respective officers, directors, members, employees and agents (collectively, “Representatives”) , against any and all judgments, damages, liabilities, costs and losses of any kind (including reasonable attorneys' and experts' fees) (collectively, "Losses") as a result of any claim, action or proceeding or any threat of these (“Claim”) that arises out of or relates to (i) a breach of this Agreement by the Licensee (for clarity, including the Trust); (ii) the Trust (including any Informational Materials; or (iii) use of the List or Marks (except to the extent BofAS is Indemnifying under sub-section (b) immediately below).

(b) BofAS shall Indemnify Licensee and its Representatives against any and all Losses, as a result of any Claim, that arises out of or relates to any infringement or violation of that third person’s United States intellectual property rights in the List or Marks, as and when delivered.

(c) Without limitation to subpart (b), above, in the event that any intellectual property rights arising from or related to the List or Marks infringe/violate or are believed by BofAS to infringe/violate the intellectual property rights of any third Person, BofAS may, at its sole option and expense: (a) obtain for Licensee a license to continue exercising its rights under this Agreement; (b) repair, replace, modify, or take other action to render the intellectual property non-infringing or non-violative; or (c) terminate this Agreement upon written notice to the Licensee, permitting a reasonable period of time (not less than thirty (30) days) to permit the Licensee to make other arrangements.

(d) BofAS shall not have any obligation to indemnify if use of the Intellectual Property has not been in accordance with this Agreement or the trademark use requirements or instructions to the extent the infringement or violation is based on use of a prior version of the Intellectual Property if such infringement or violation would have been avoided by use of the current version; or to the extent based on a combination, operation, or use of the Intellectual Property with hardware, software, information, processes, or other goods or services not furnished by BofA if such infringement or violation would have been avoided by the use a different mark or index with such hardware, software, information, processes, or other goods or services. THIS SECTION 10 STATES THE SOLE AND ENTIRE INDEMNIFICATION OBLIGATION OF BOFA, AND THE LICENSEE AND ANY THIRD PERSON’S RIGHT TO INDEMNIFICATION FROM BOFA OR ITS REPRESENTATIVES.

(e) Indemnification Procedure.

(i) The indemnified party shall promptly, and within no more than ten (10) days of its receipt of notice of a Claim (but in no event in a time frame that prejudices the indemnifying party’s ability to defend) notify, in writing, the indemnifying party (but lack or lateness of written notice shall only relieve the indemnifying party of its indemnification obligations to the extent it is prejudiced thereby);

(ii) The indemnified party and its Representatives (as to the Licensee, only the Licensee), respectively will cooperate with the indemnifying party in the defense, prosecution, and settlement thereof (such cooperation does not require and is without waiver of a person’s attorney-client, work product, or other privilege); and

(iii) The indemnifying party has sole control of the defense, prosecution and all related settlement negotiations except (a) where it cannot show it has the reasonable resources to provide indemnification hereunder, (b) there is a conflict of interest that prevents a single counsel from representing the affected persons, (c) the indemnifying party proposes to admit any liability on the part of the indemnified party or an Representative, or (d) where a proposed settlement would impose any obligation on the indemnified party or an Representative beyond the payment of money that the indemnifying party will pay. In these cases, the indemnified party or Representatives shall have a right to reasonably participate in the defense and prosecution and to consent to any settlement.

(d) The indemnification provisions set forth herein are solely for the benefit of the named indemnified persons and are not intended to, and do not, create any rights or causes of actions on behalf of any other persons or entities.

11.   Suspension of Performance.

Notwithstanding anything herein to the contrary, neither BofAS nor the Licensee shall bear responsibility or liability for any Losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, act of terrorism, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, severe weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected; provided, however, that this Section 11 shall not affect a party's obligations under Sections 7 (Confidential Information) or 10 (Indemnification).

12.   Injunctive Relief.

In the event of a breach or threatened breach by one party ("Confidential Information Breaching Party") of provisions of this Agreement relating to the Confidential Information of another party ("Confidential Information Non-breaching Party"), the Confidential Information Breaching Party acknowledges and agrees that damages would be an inadequate remedy and that the Confidential Information Non-breaching Party shall be entitled to preliminary and permanent injunctive relief to preserve such confidentiality or limit improper disclosure of such Confidential Information, but nothing herein shall preclude the Confidential Information Non-breaching Party from pursuing any other action or remedy for any breach or threatened breach of this Agreement.

13.   Other Matters.

(a) Terms with initial capital letters have the meaning set forth in the Section or clause that defines them, whether used in the plural or singular, in any tense or part of speech, and regardless of gender. The term "including" means "including, but not limited to", "or" includes "and/or"; "days" means calendar days unless otherwise noted. "Person" means any natural person, court, agency, governmental body, corporation, partnership, proprietorship, limited liability company, self-regulatory organization, exchange, bourse, market, or any other legal entity. "Applicable Law" means statutes, regulations, rules, interpretations, decisions, opinions, orders, case law, requirements, specifications, and other legally binding actions or interpretations of governmental or self-regulatory bodies, as they exist at the time. The headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement, and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

(a) This Agreement is solely and exclusively between the parties hereto and, except to the extent otherwise expressly provided herein, shall not be assigned or transferred, voluntarily involuntarily (including by operation of law or otherwise), nor shall any rights or duties hereunder be delegated, by a party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement or delegate any right or duty hereunder without such written consent shall be null and void; except that BofAS may assign this Agreement to an affiliate who licenses the List and Marks. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

(b) This Agreement constitutes the final and entire agreement of the parties hereto with respect to its subject matter. This Agreement supersedes any and all previous or contemporaneous agreements, representations, warranties, or understandings, between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.

(c) No waiver, modification or amendment of any of the terms and conditions hereof shall be valid or binding unless set forth in a written instrument signed by duly authorized officers or representatives of the parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

(d) No breach, default or threatened breach of this Agreement by a party shall relieve the other parties of their obligations or liabilities under this Agreement with respect to the protection of the Intellectual Property or proprietary nature of any property which is the subject of this Agreement.

(e) All “written notices” shall be (i) in writing, (ii) delivered by hand (with written confirmation of receipt), or sent by registered or certified mail (return/delivery receipt requested and signed) to the address set forth below or to such other address as the related party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

If to BofAS :	BofA Securities, Inc. One Bryant Park, 30th Floor New York, NY 10036 Attn: Global Research COO

With a required copy to:	BofA Securities, Inc. One Bryant Park New York, NY 10036 Attn: Associate General Counsel, Global Research
If to the Licensee or the Trust:	Guggenheim Funds Distributor, LLC 42-40 Bell Blvd, Suite 505 Bayside, NY 11361 Attn: Dominick Cogliandro Phone: 718 766-9660 Email: dominick.cogliandro@guggenheiminvestments.com

(f) All matters arising or related to this Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive laws of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party irrevocably agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement must exclusively be brought and prosecuted only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department, and by execution of this Agreement each party hereto irrevocably submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum. Each party hereto hereby irrevocably waives any right it may have in the future to a jury trial in connection with any legal action, proceeding controversy or claim between the parties arising out of or relating to this Agreement.

(g) This Agreement (and any related arrangements between the parties hereto) is solely and exclusively for the benefit of the parties hereto and their respective successors, and nothing in this Agreement (and any related arrangements between the parties hereto), express or implied, is intended to or shall confer on any other person or entity (including, without limitation, any sublicensee of the Licensee hereunder or any purchaser of any Trust units or shares), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (or any such related arrangements between the parties hereto).

(h) In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unimpaired and shall remain in full force and effect as to any other person or circumstance, and so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

(i) In addition to the other surviving sections mentioned herein, the provisions of this Agreement shall apply to any performance or breach that occurs before--and to the following obligations that arise after--the cancellation, termination, or rescission of this Agreement, Sections 3, 4(b), 6(a), (b), and (c), 7, 8, 10 and 11 shall also survive the expiration or termination of this Agreement.

(j) Nothing herein shall be construed to place the parties in the relationship of partners or joint venturers, and no party shall acquire any power, other than as specifically and expressly provided in this Agreement, to bind any other party in any manner whatsoever with respect to third parties.

(k) All references herein to "reasonable efforts" shall include taking into account all relevant commercial and regulatory factors. All references herein to "regulations" or "regulatory proceedings" shall include regulations or proceedings by self-regulatory organizations such as securities exchanges.

(l) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

BOFA SECURITIES, INC.,

By:

Name:

Title:

Date:

GUGGENHEIM FUNDS DISTRIBUTORS, LLC

By:

Name:

Title:

Date: